Exhibit 99.1

Contact: Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

FOR IMMEDIATE RELEASE

Sealy Reports Preliminary Second Quarter Results

TRINITY, N.C., July 11, - Sealy Mattress Corporation (“Sealy”) today announced preliminary financial results for the second fiscal quarter 2005.

Sealy expects revenues for the second fiscal quarter to be $355.9 million, an increase of 12.4% from the same period a year ago. In addition, gross profit is expected to be $157.1 million, an increase of 15.0% from the same period a year ago, net income is expected to be $7.7 million, and earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are expected to be $49.3 million and $56.0 million, respectively. Finally, our debt, net of cash, is expected to be $927.1 million as of the end of the second fiscal quarter 2005.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect”, “believe”, “continue”, and “grow”, as well as similar comments, are forward-looking in nature. Although the company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand.

Our new long-term obligations contain various financial tests and covenants. Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio, among other things. The indenture governing our senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

The covenants contained in our senior secured credit facilities are based on what we refer to herein as “Adjusted EBITDA”. In the senior secured credit facilities, EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization and covenant compliance as discussed above. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are utilized in calculating covenant ratios under the indenture governing our senior subordinated notes and the agreement governing the senior secured credit facilities. Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with covenants discussed above.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended May 29, 2005:

Three Months Ended May 29, 2005
(in millions)

Net Income	$7.7
Interest	18.4
Income Taxes	18.0
Depreciation and Amortization	5.2

EBITDA	$49.3
Management fees payable to KKR	0.5

Unusual Items:
Post-closing residual plant costs	0.3
Bank refinancing charge	6.2
Other (various)	(0.3)

Adjusted EBITDA	$56.0

The following table reconciles EBITDA to cash flow from operations:

May 29, 2005

Net Income	$7.7
Interest	18.4
Income Taxes	18.0
Depreciation and Amortization	5.2

EBITDA	$49.3
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(18.4)
Income taxes	(17.5)
Non-cash charges against (credits to) net income	11.1
Changes in operating assets & liabilities	5.9

Cash flow from operations	$30.3